                                                                   EXHIBIT 10.22


                           PURCHASE AND SALE AGREEMENT



                                 BY AND BETWEEN



                            UVEX WINTER OPTICAL, INC.

                                    AS SELLER

                                       AND

                         UVEX SAFETY MANUFACTURING, INC.

                                    AS BUYER



                                NOVEMBER 20, 1998

                           PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of the 20th day of November, 1998 by and between Uvex Winter Optical, Inc., a Rhode Island corporation having a principal place of business and mailing address of 910 Douglas Pike, Smithfield, Rhode Island 02917 ("Seller"), and Uvex Safety Manufacturing, Inc., a Delaware corporation having a principal place of business and mailing address of 10 Thurber Boulevard, Smithfield, Rhode Island 02917 ("Buyer").


                                    ARTICLE I

                                    PROPERTY

         Section 1.01. PROPERTY. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, upon the terms and conditions set forth herein, the following properties and assets:

         (a) That certain parcel of land consisting of approximately 7.000 acres located in the Town of Smithfield, County of Providence, State of Rhode Island, more particularly described in EXHIBIT A-1 attached hereto and made a part hereof for all purposes, together with (i) any and all rights and appurtenances pertaining to such real property, including any easements, and all right, title and interest of Seller in and to adjacent streets, alleys and rights-of-way, and
(ii) any and all rights or privileges appurtenant to or used in connection with the ownership or operation of such real property (all of the foregoing are collectively referred to herein as the "Developed Real Property").

         (b) That certain parcel of land consisting of approximately 8.39 acres located in the Town of Smithfield, County of Providence, State of Rhode Island, more particularly described in EXHIBIT A-2 attached hereto and made a part hereof for all purposes, together with (i) any and all rights and appurtenances pertaining to such real property, including any easements, and all right, title and interest of Seller in and to adjacent streets, alleys and rights-of-way, and
(ii) any and all rights or privileges appurtenant to or used in connection with the ownership or operation of such real property (all of the foregoing are collectively referred to herein as the "Undeveloped Real Property"). The Undeveloped Real Property shall be a subdivided portion of existing real estate of approximately 14.02 acres which is currently owned by Seller and which is comprised of four separate parcels of land (the "Seller's Undeveloped Land") as set forth on that certain survey map on EXHIBIT A-3 attached hereto. It is anticipated that the Undeveloped Real Property shall be formed from two parcels of the Seller's Undeveloped Land. The Developed Real Property and the Undeveloped Real Property are sometimes collectively referred to as the "Real Property".

         (c) All improvements, structures and fixtures now constructed and completed with respect to and situated on the Real Property, including without limitation all buildings, parking areas, loading dock facilities, landscaping and other improvements, structures and fixtures (all of the foregoing are collectively referred to herein as the "Improvements").

         (d) All equipment, furniture, furnishings, machinery, heating, plumbing, ventilation and air conditioning systems and equipment, carpet, tile, floor coverings, security devices, sprinkler systems, keys, maintenance equipment and supplies and all other tangible personal property owned by Seller and used or to be used in connection therewith or with the Improvements along with Seller's interest as lessee in any rented or leased personal property, all of which rented or leased property is listed on EXHIBIT D attached hereto, to the extent approved by Buyer (all of the foregoing are collectively referred to herein as the "Personal Property").

The Real Property, the Improvements and the Personal Property are collectively referred to herein as the "Property".


                                   ARTICLE II

                            PURCHASE PRICE/FINANCING

         Section 2.01. PURCHASE PRICE. The purchase price (the "Purchase Price") to be paid by Buyer to Seller for the Property is Five Million Eight Hundred Thousand and 00/100 U.S. Dollars (US$5,800,000.00). The Purchase Price will be paid by Buyer to Seller at the Closing (as hereinafter defined) in immediately available wire transferred funds.

         Section 2.02. FINANCING. The parties acknowledge that Buyer is seeking revenue bond financing (the "Financing") for the purpose of, among other things, payment of the Purchase Price, through the Rhode Island Economic Development Corporation or an affiliate thereof ("EDC"), and that the revenue bonds issued pursuant to the Financing (the "Revenue Bonds") shall be sold through a private placement transaction to a financial institution or other accredited investor (the "Bond Purchaser").

                                   ARTICLE III

                           REVIEW ITEMS AND INSPECTION

         Section 3.01. REVIEW ITEMS. On or before November 30, 1998 (the "Review Item Delivery Date"), Seller, at Seller's sole cost and expense, shall deliver to Buyer the following items (the "Review Items"), to the extent in Seller's possession or control:

         (a) Copies of any surveys of the Property in Seller's possession.

         (b) Copies of real estate and personal property tax statements for the Property for the past two (2) calendar years.

         (c) Copies of any notice of change in assessed value or tax rate for the Property.

         (d) Copies, to the extent available, of all site plans, soil and substrata studies, environmental assessment reports and studies, architectural renderings, engineering plans and studies, floor plans, landscape plans, utility schemes, and as-built plans and specifications for the Property.

         (e) Copies, to the extent available, of any and all appraisals, engineering inspections and handicapped accessibility reports of the Property.

         (f) (i) Copies of all documents available to Seller affecting title to any of the Property, including, without limitation, all documents pertaining to any encumbrances, restrictions, easements and other matters of record and (ii) copies of all title insurance policies issued to Seller or to any lender to Seller.

         Section 3.02. INSPECTION. Buyer shall have the right, at all reasonable times, to conduct on-site inspections of the Property and physical inspections and tests of the Property during the Review Period (as hereinafter defined), including, without limitation, the right to enter and inspect all portions of the Property, and to inspect all of Seller's records relating to the Property. Seller hereby agrees to fully cooperate with Buyer in providing access to any and all information requested by Buyer, including the execution of any consents or applications for information from governmental or quasi-governmental agencies. Buyer shall indemnify Seller from any physical damage to the Property and personal injury directly resulting from Buyer's entry on the Real Property during the Review Period.


                                   ARTICLE IV

                                  REVIEW PERIOD

         Section 4.01. REVIEW PERIOD. Buyer has from the date of this Agreement until 5:00 p.m. Eastern time on January 31, 1999, subject to extensions set forth in this Article IV (the "Review Period") to review and approve the Review Items and to conduct such inspections, interviews, tests and audits as Buyer, in Buyer's sole discretion, deems appropriate, including, without limitation, environmental, engineering and zoning inspections and investigations and review of those matters disclosed by Buyer's Survey (as defined in Section 4.05 hereof) of the Property and those matters related to title to the Property.

         Section 4.02. BUYER'S NOTICE. If Buyer, in its sole and absolute discretion, based on its review of the items to be delivered by Seller to Buyer under Article III hereof, believes that the results of such inspections, interviews, tests or any other fact or situation with respect to the Property would cause Buyer to be unable to use the Property as Buyer intends, then in such event Buyer shall have the right to terminate this Agreement by giving Seller written notice thereof (the "Buyer's Notice") on or before the expiration of the Review Period as extended in this Article IV, and this Agreement shall be immediately terminated upon Buyer's delivery of the Buyer's Notice to Seller. The Buyer's Notice need not set forth the reason for such termination.

         Section 4.03. TERMINATION. If Buyer elects to terminate this Agreement in accordance with, and subject to the terms of this Article IV, the parties hereto shall thereupon be relieved of all liabilities and obligations hereunder except for their respective liabilities and obligations under the Lease (as defined in Section 4.04 herein).

         Section 4.04. ENVIRONMENTAL SITE ASSESSMENTS. During the Review Period, Buyer has the right, at Buyer's expense, to have Phase I and Phase II environmental site assessments performed of the Property. If Buyer, in Buyer's sole discretion, determines that a Phase II site assessment is appropriate, any such Phase II site assessment will be requested and performed as soon as reasonably possible after completion and review of the Phase I report. The Review Period solely with respect to environmental matters, may, upon written notice to Seller during the Review Period, be extended an additional ninety (90) days by Buyer in order to conduct and evaluate any such Phase I or Phase II site assessment report. If any such environmental site assessment report reveals contamination at or above reportable levels or violation of any environmental law or regulation, and Seller, after receipt of written notice from Buyer together with complete copies of such written reports and analyses which reflect said environmental condition or violation, does not agree, within twenty (20) days after written request from Buyer, to fully remediate such contamination and cure all violation(s) of applicable environmental laws or regulations prior to Closing, then Buyer shall have the right either (a) to purchase the Property subject to such contamination and without reduction of the Purchase Price or (b) to terminate this Agreement in accordance with Section 4.02 hereof. If Buyer, in Buyer's sole discretion, objects to any matters disclosed in the Phase I or Phase II environmental site assessment report, then Buyer shall have the right to terminate this Agreement in accordance with Section 4.02 hereof and the parties shall have no further obligations hereunder. Nothing contained in this
Section 4.04 shall impair any of Seller's remedies or Buyer's obligations with respect to such matters under that certain Lease Agreement dated as of April 15, 1993 by and between Seller as Landlord and Uvex Safety LLC, predecessor-in-interest to Buyer, as Tenant, as amended from time to time (the "Lease") which is attached hereto as EXHIBIT F.

         Section 4.05. TITLE, SURVEY AND ZONING. During the Review Period, Buyer has the right, at Buyer's expense, to obtain a complete, updated title report or commitment with respect to the Property (with copies of all instruments listed as exceptions to title). If Buyer, in Buyer's sole discretion, objects to any matters disclosed in the title report or title commitment, the Buyer shall have the right to terminate this Agreement in accordance with Section 4.02 hereof and the parties shall have no further obligations hereunder.

         During the Review Period, Buyer has the right, at Seller's expense, to obtain an ALTA/ACSM "as built" survey of the Property (the "Survey"). If the Survey discloses any easements, restrictions, encroachments or adverse matters which are unacceptable to Buyer in Buyer's reasonable discretion, then Buyer shall have the right to terminate this Agreement in accordance with Section 4.02 hereof and the parties shall have no further obligations hereunder.

         During the Review Period, Buyer has the right, at Buyer's expense, to review all applicable governmental regulations of the Property, including zoning and building code compliance. If it becomes necessary to seek the approval of the Town of Smithfield for changes to the zoning of the Real Property, or to subdivide the Real Property, then the Review Period shall be extended until such time as such zoning or subdivision shall have been completed to Buyer's satisfaction. If during the Review Period, Buyer objects to any matter revealed by such review, then Buyer shall have the right to terminate this Agreement in accordance with
Section 4.02 hereof and the parties shall have no further obligations hereunder.

         Section 4.06. STRUCTURAL AND MECHANICAL INSPECTIONS. During the Review Period, Buyer has the right, at Buyer's expense, to have structural and mechanical inspections performed with respect to the Improvements. If Buyer, in Buyer's sole discretion, objects to any matters disclosed in the structural or mechanical inspection reports, then Buyer shall have the right to terminate this Agreement in accordance with Section 4.02 hereof and the parties shall have no further obligations hereunder.

         Section 4.07. LEASE REVIEW. Buyer is the lessee of the Developed Real Property, the Improvements and the Personal Property pursuant to the Lease. The Lease shall continue in full force and effect until the Closing.

         Section 4.08. ENGINEERING ASSESSMENT. During the Review Period, Buyer has the right, at Buyer's expense, to have an engineering assessment and soil analysis of the Property performed to determine whether the conditions at the Property are satisfactory to Buyer from a structural, mechanical and engineering standpoint for the construction of an addition to the building situated on the Developed Real Property (the "Planned Improvements"). If Buyer, in Buyer's sole discretion, objects to any matters disclosed in the engineering assessment, then Buyer shall have the right to terminate this Agreement in accordance with
Section 4.02 hereof, and the parties shall have no further obligations hereunder.


                                    ARTICLE V

                            GOOD AND MARKETABLE TITLE

         CONVEYANCE. At the Closing, Seller will convey good, marketable and insurable fee simple title to the Real Property and the Improvements to Buyer or Buyer's nominee by a Quitclaim Deed in the form attached hereto as EXHIBIT B and made a part hereof (the "Deed") and good and marketable title to the Personal Property by a bill of sale and assignment of contracts in the form attached hereto as EXHIBIT C (the "Bill of Sale"), free and clear of any and all deeds of trust, mortgages, security interests or other liens or indebtedness, encumbrances, conditions, easements, rights-of-way, assessments and restrictions, except for the Permitted Encumbrances (as hereinafter defined).

         (a) General real estate taxes for the year in which the Closing occurs and subsequent years not yet due and payable.

         (b) All easements, restrictions, rights-of-way, party wall agreements, encroachments, covenants, reservations, agreements, leases (including the Lease), licenses, conditions and other matters of record (the "Permitted Encumbrances") set forth on EXHIBIT F attached hereto and made a part hereof for all purposes as of the date hereof, affecting all or any portion of the Property to the extent (i) not disapproved by Buyer during the Review Period; (ii) reflected on the Survey, and not disapproved by Buyer during the Review Period; and/or (iii) created by or consented and agreed to in writing by Buyer prior to or at the Closing.


                                   ARTICLE VI

                                     CLOSING

         Section 6.01. CLOSING. The closing of the purchase and sale of the Property (the "Closing") will be held at the offices of Edwards & Angell, LLP, One BankBoston Plaza, Providence, Rhode Island 02903, and will occur, subject to satisfaction of all conditions precedent set forth in this Agreement, on February 28, 1999, or the thirtieth (30th) day following the satisfaction of the conditions precedent set forth in Section 9.05 hereof, but in no event later than June 30, 1999, or on such other date as may be agreed to in writing by Seller and Buyer (the "Closing Date").

         Section 6.02. SELLER'S OBLIGATIONS. At the Closing, Seller shall execute and deliver to Buyer, and/or cause the execution and delivery by all parties other than Buyer of, the following:

         (a) The Deed.

         (b) The Bill of Sale.

         (c) A FIRPTA affidavit and a Rhode Island Residency Affidavit if Seller is a Rhode Island resident, or non-resident withholding, both in form and substance acceptable to Buyer and the title insurance company selected by Buyer (the "Title Company").

         (d) A Lease Termination Agreement confirming that all obligations of the parties under the Lease have been performed and discharged, along with original counterparts (to the extent available) or copies of the Lease and of all operating agreements, reciprocal easement agreements, options, warranties, guarantees, permits and other agreements related to the Property, including all modifications, supplements or amendments to each of the foregoing.

         (e) All keys to the Property not already in Buyer's possession.

         (f) To the extent necessary to permit the Title Company to remove any exception in the owner's policy for mechanic's and material supplier's liens and general rights of parties in possession, an affidavit as to debts and liens and parties in possession executed by Seller in favor of Buyer and the Title Company and in a form acceptable to Buyer and the Title Company, along with any other items reasonably required by the Title Company.

         (g) Seller's certification that all representations and warranties made by Seller under this Agreement are true, complete and correct in all material respects as of the Closing.

         (h) Estoppel certificates, in form and substance reasonably satisfactory to Buyer, from all parties to any restrictive covenants or easements, materially affecting all or any portion of the Property, PROVIDED, HOWEVER, Seller's failure, despite good faith efforts, to obtain such estoppel certificates shall not be deemed a default by Seller.

         (i) Evidence acceptable to Buyer and the Title Company of Seller's authority to consummate the transactions contemplated by this Agreement, including without limitation, a good standing certificate issued by the Rhode Island Secretary of State, a tax good standing certificate issued by the Rhode Island Division of Taxation, a copy of Seller's Articles of Incorporation certified by the Rhode Island Secretary of State and a secretary's certificate regarding votes, by-laws and incumbency.

         (j) To the extent required pursuant to the provisions of Section 4.04 hereof, evidence reasonably acceptable to Buyer of completion of all remediation of the Property.

         (k) A settlement statement with respect to the purchase and sale of the Property (the "Settlement Statement").

         (l) Discharges, releases and terminations with respect to any mortgages, assignments, financing statements or other security documents with respect to the Property or a payoff letter from the holder(s) of any such security document acceptable to Buyer and the Title Company.

         (m) A release of tax lien by the Rhode Island Division of Taxation with respect to the Property or an affidavit that the sale of the Property is not a sale of substantially all of the assets of Seller acceptable to Buyer and the Title Company.

                  Section 6.03. BUYER'S OBLIGATIONS. At the Closing, Buyer shall deliver the Purchase Price to Seller by wire transfer of immediately available funds, and shall execute and deliver to Seller the following:

         (a) Evidence reasonably acceptable to Seller of Buyer's authority to consummate the transactions contemplated by this Agreement.

         (b) Buyer's certification that all representations and warranties made by Buyer under this Agreement are true, complete and correct in all material respects as of the Closing.

         (c) The Settlement Statement.

         Section 6.04. POSSESSION. At the Closing, full possession of the Property, subject to the Lease, shall be delivered by Seller to Buyer in the same condition as it is now. Seller and Buyer shall reinspect the Property prior to Closing to determine whether the condition of the Property is in conformance with the terms of this Agreement.


                                   ARTICLE VII

                               CLOSING ADJUSTMENTS

         Section 7.01. ADJUSTMENTS AND PRORATIONS. Unless otherwise agreed to in the Lease, the following adjustments and prorations shall be made at Closing:

         (a) Real estate taxes due and payable in the current year together with current installments of special assessments which constitute liens on the Property and interest thereon due and payable therewith, and water and sewer charges on the basis of the fiscal period for which assessed (without regard to when such charges are payable) shall be prorated as of 12:01 a.m. local time on the date of the Closing on the basis of a 365-day year, except that if any amount to be prorated covers a period of less than a year, the proration as to such amount shall be made as of the Closing on the basis of the period so covered. The net amount of any adjustments shall be added to or subtracted from the Purchase Price, as applicable.

         (b) All charges for electric and gas service and other utilities (other than water and sewer) supplied to the Real Property and the Improvements prior to the Closing shall be the obligation of Seller, and Seller agrees to pay such amounts as may be due in connection with such utilities promptly upon notification of such overdue payment.

         (c) In the event that real estate taxes are to be prorated hereunder and if the Closing shall occur before a new tax rate is fixed, the proration of real estate taxes shall be upon the basis of the old tax rate for the preceding tax period applied to the latest assessed valuation; PROVIDED, HOWEVER, that Seller and Buyer agree to make all necessary adjustments to such proration after the Closing upon receipt of the new tax rate to reflect the actual tax rate applicable to the period(s) for which such proration is made.

         (d) If there is a water meter for the Real Property and the Improvements, Seller shall furnish a reading or readings to a date not more than three (3) business days before the Closing Date and the unfixed meter charge shall be prorated on the basis of such last reading.

         (e) Seller shall have the option to credit Buyer as an adjustment of the Purchase Price with the amount of any unpaid real estate taxes, assessments, water and sewer charges, together with any adjustments hereunder in favor of Buyer, in which case Buyer shall have assumed the obligation to pay such amounts when they become due and payable.

         (f) Real estate tax refunds and credits received after the Closing Date which are attributable to the fiscal year during which the Closing occurs shall be prorated between Seller and Buyer based upon when the Closing Date occurs, after deducting the expenses of collection thereof. All refunds and credits relating to any prior years shall belong to Seller, and Buyer agrees to send any such items to Seller immediately upon receipt.

         (g) Any errors or omissions in computing prorations at the Closing shall be corrected immediately upon discovery after the Closing.

         (h) Rent under the Lease shall be pro-rated for the month in which the Closing occurs. Seller shall pay over all security deposits or credit Buyer with the total amount of security deposits.


         Section 7.02. TRANSACTION COSTS. Each party will pay such party's own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, (1) all costs and expenses stated herein to be borne by a party and (2) each party's respective legal fees and expenses. Buyer, in addition to Buyer's other expenses, shall pay at the Closing (1) all recording charges payable in connection with the recording of the Deed and (2) all premiums for Buyer's title insurance policy. Seller, in addition to Seller's other expenses, shall pay at the Closing the cost of any documentary stamps or other sales or transfer taxes applicable to the sale.

         Section 7.03. INDEMNITY. Each party hereby agrees to indemnify the other party and hold it harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including (without limitation) reasonable attorneys' fees, resulting from any misrepresentation or breach of warranty or covenant made by such party in this Agreement or in any document, certificate, or exhibit given or delivered to the other pursuant to or in connection with this Agreement.

         Section 7.04. BROKERAGE COMMISSIONS. Seller and Buyer represent and warrant that neither has dealt with any real estate broker, agent or salesperson, and acknowledge and agree that any other fees or real estate commissions occasioned by the execution and/or consummation of this Agreement shall be the sole responsibility of the party contracting therefor, and such party agrees to indemnify, protect, defend and hold harmless the other party from any and all claims for such other fees or real estate commissions.

         Section 7.05. SURVIVAL. The terms of this Article shall survive the termination of this Agreement on the Closing and delivery of the Deed for a period of three (3) years.


                                  ARTICLE VIII

                            TERMINATION AND REMEDIES

         Section 8.01. BUYER'S DEFAULT. If Buyer is in default under the terms of this Agreement or if Buyer fails or refuses to close for any reason, except for Seller's default or the permitted termination of this Agreement by either Buyer or Seller (other than under this Section 8.01) as herein expressly provided, Seller shall be entitled, as Seller's sole and exclusive remedy, to terminate this Agreement. Seller has no right to specifically enforce Buyer's obligations under this Agreement, however, Buyer hereby agrees to promptly reimburse Seller for Seller's reasonable out-of-pocket expenses, including its reasonable attorneys' fees, incurred in connection with the negotiation of this Agreement and the pursuit of the transaction contemplated hereby. Otherwise, Seller shall not seek or collect any other damages of any kind, including lost profit, punitive, consequential, treble or other damages from or against Buyer. In no event shall any officer, director or employee of Buyer be personally liable for any of Buyer's obligations under this Agreement or the documents to be delivered at the Closing.

         Section 8.02. SELLER'S DEFAULT. If Seller is in default under the terms of this Agreement, or if Seller fails or refuses to close for any reason, except for Buyer's default or the permitted termination of this Agreement by either Seller or Buyer (other than under this Section 8.02) as herein expressly provided, Buyer shall be entitled to terminate this Agreement upon written notice to Seller. Upon such termination of the Agreement, Seller promptly shall reimburse Buyer for Buyer's Environmental Costs and any and all other out-of-pocket expenses incurred by Buyer, including its reasonable attorneys' fees and all payments made to third parties, in connection with the negotiation and execution of this Agreement and the pursuit of the transaction contemplated hereby. In no event shall any officer, director or employee of Seller be personally liable for any of Seller's obligations under this Agreement or the documents to be delivered at the Closing.

         Section 8.03. LEGAL FEES. In the event of any litigation between the parties with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover such party's reasonable legal fees from the other party.


                                   ARTICLE IX

         REPRESENTATIONS, WARRANTIES, COVENANTS AND CONDITIONS PRECEDENT

         Section 9.01. SELLER'S REPRESENTATIONS. Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing, as follows:

         (a) Seller does not have notice that Improvements are in violation of any applicable laws, statutes, ordinances, codes, covenants, conditions and restrictions of any kind or nature affecting the Real Property or Improvements, including, to the extent applicable, all handicapped accessibility laws, rules and regulations including applicable fire and safety requirements.

         (b) Seller does not have notice that the Property is in breach of any applicable law and regulation pertaining to subdivision, planning, zoning and land use, building and fire safety, parking, and environmental requirements, including (without limitation) laws and regulations concerning odors, noise, air emissions, discharge of water or pollution, and alteration of or encroachment upon any fresh water or salt water wetland, flood plain or coastal area.

         (c) (i) To the best of Seller's knowledge, there are no underground storage tanks on the Property and (ii) Seller has not used or knowingly permitted the Property to be used and to the best of Seller's knowledge, the Property has not been used for, storage, transfer, transportation or disposal of dangerous, toxic or hazardous materials, chemicals, wastes or similar substances or for the discharge of the same into the environment other than in the normal course of Seller's business and consistent with local, state and federal regulations.

         (d) Seller has paid or will pay in the normal course for all labor, materials, architectural services, supplies, equipment and utilities serving the Property and all taxes and assessments on or with respect to the Property.

         (e) The Property is owned solely by Seller and is not subject to any lease, financing contract, or security interest, mortgage, lien or other encumbrance other than the Lease set forth on EXHIBIT F attached hereto.

         (f) There are no legal or administrative proceedings commenced or threatened against the Property or Seller with respect to the Property or its use and enjoyment, including (without limitation) proceedings involving environmental regulation, zoning, subdivision, condemnation, building or fire safety codes or special assessments.

         (g) Seller knows of no facts which would prevent Buyer from using and operating the Property after the Closing in the manner in which the Property has been operated or used by Seller.

         (h) Seller has received no notice and has no knowledge of any pending public improvements, liens or special assessments to be made in respect of, or assessed against, the Property by any governmental authority.

         (i) To the best of Seller's knowledge, there are no attachments, executions, assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy pending against or contemplated by Seller or otherwise applicable to the Property, and to the best of Seller's knowledge no such actions have been threatened.

         (j) Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Rhode Island, and has all requisite power and authority to carry on Seller's business as now conducted.

         (k) Seller has all requisite power and authority to execute, deliver and perform Seller's obligations under this Agreement. No consent, approval or other action by any person or entity is required with respect to Seller's execution, delivery and performance of Seller's obligations under this Agreement. Neither the execution and delivery of this Agreement by Seller nor Seller's performance of Seller's obligations hereunder will result in a violation or breach of any term or provision or constitute a default or accelerate the performance required under any other agreement or document to which Seller is a party or is otherwise bound or to which the Property, or any part thereof, is subject and will not constitute a violation of any law, ruling, regulation or order to which Seller is subject. This Agreement constitutes a valid and binding obligation of Seller enforceable in accordance with its terms.

         (l) No person, firm or corporation or other entity has any right or option to lease or rent beyond the Closing Date or otherwise acquire the Property, or any part thereof.

         (m) The Real Property may be subdivided to accommodate the intention of the Buyer and Seller herein.

         (n) Seller has not received any notice of any reportable environmental contamination on the Property and Seller has delivered to Buyer, prior to the date of this Agreement, copies of all reports in Seller's possession relating to the environmental condition of the Property.

         All representations and warranties contained herein will be true on and as of the Closing except as otherwise disclosed by Seller to Buyer in writing and approved as so disclosed by Buyer at or prior to the Closing. In the event Seller receives new information which would make any representation or warranty in this Section 9.01 untrue, incomplete or misleading, Seller shall not be in default under this Agreement, provided Seller provides such information in writing to Buyer within the earlier of 24 hours prior to Closing or three (3) business days of Seller's receipt of such information. In such event, Buyer shall have ten (10) business days to respond to such information, including the right to terminate this Agreement and receive its out-of-pocket expenses and costs. Further, the representations set forth in Section 9.01 of this Agreement pertaining to the Undeveloped Real Property shall survive the Closing for three
(3) years. The representations pertaining to the Developed Property shall not survive the Closing.

         Section 9.02. BUYER'S REPRESENTATIONS. Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing, as follows:

         (a) Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on Buyer's business as now conducted.

         (b) Buyer has all requisite power and authority to execute, deliver and perform Buyer's obligations under this Agreement. No consent, approval or other action by any person or entity is required with respect to Buyer's execution, delivery and performance of Buyer's obligations under this Agreement. No consent, approval or other action by any person or entity will be needed thereafter to authorize Buyer's execution and performance of this Agreement.

         Section 9.03. DISCOVERY. If either Seller or Buyer discovers, prior to or at the Closing, that any representation or warranty of the other party is false, misleading or inaccurate in any material respect, the discovering party may, at such party's option, terminate this Agreement and the parties hereto shall be relieved of all liabilities and obligations hereunder except that the discovering party shall have the right to have its out-of-pocket expenses reimbursed by the other party pursuant to the provisions of Section 8.01 or 8.02 herein, as applicable.

         Section 9.04. OPERATING COVENANTS. Subject to the terms and conditions of the Lease, Seller agrees to operate and maintain the Property prior to the Closing in a manner consistent with Buyer's current operating procedures, applicable legal requirements and good industry practice and shall not, without the prior written consent of Buyer, do any of the following:

         (a) Enter into any contract that will not be fully performed by Seller on or before the Closing or that will not be susceptible of cancellation by Buyer on or after the Closing upon thirty (30) or fewer days prior written notice, without cost or liability to Buyer, or amend, modify or supplement any existing contract or agreement which will survive the Closing.

         (b) Enter into any lease or amend, modify, supplement or extend any lease, except for the Lease as agreed to by Seller and Buyer.

         (c) Fail to maintain adequate insurance covering Seller's interest in the Property or to advise Buyer promptly of the occurrence of any fire or other casualty affecting the Property.

         (d) Sell, assign or create any right, title or interest whatsoever in or to the Property or create or permit to exist any lien, encumbrance or charge thereon.

         (e) Take any action, or omit to take any action, which action or omission would have the effect of violating any of the representations and warranties of Seller contained in this Agreement.

         Section 9.05. CONDITIONS PRECEDENT. Buyer shall not be obligated to perform its obligations under this Agreement unless all of the following conditions precedent are satisfied (or waived in writing by Buyer) and are otherwise true and correct as of the Closing.

         (a) There has been no material adverse change in the matters reflected in any Review Item reviewed by Buyer during the Review Period since the date Buyer reviewed such Review Item, except to reflect those items approved or otherwise created in writing by Buyer.

         (b) All of Seller's representations and warranties are true and correct in all material respects.

         (c) Seller has performed all of Seller's covenants, agreements and obligations under this Agreement and is otherwise not in default.

         (d) Buyer has obtained at Buyer's expense no later than the Closing a commitment for a policy of title insurance in standard ALTA form issued by the Title Company at standard rates in the full amount of the Purchase Price insuring indefeasible, fee simple title to the Real Property and Improvements in Buyer subject only to the Permitted Encumbrances and the standard printed exceptions that are acceptable to Buyer.

         (e) Revenue Bonds satisfactory in all respects to Buyer shall have been authorized for issuance by the EDC and Buyer shall have received a binding commitment from a Bond

Purchaser to purchase the Revenue Bonds at Closing in order to fund the Buyer's payment of the Purchase Price and the payment of such other expenses of Buyer as set forth in Buyer's Revenue Bond Application submitted to EDC on November 16, 1998.


                                    ARTICLE X

                                     NOTICES

         Section 10.01. NOTICES. Any notice, demand or other communication which may or is required to be given under this Agreement must be in writing and must be: (a) personally delivered; (b) transmitted by United States postage prepaid mail, registered or certified mail, return receipt requested; (c) transmitted by reputable overnight courier service, such as Federal Express; or (d) transmitted by legible facsimile (with answer back confirmation) to Buyer and Seller as listed below. Notices hereunder shall be directed as follows:

                  If to Seller:             Uvex Winter Optical, Inc.
                                            910 Douglas Pike
                                            Smithfield, Rhode Island 02917
                                            Attn.: Bruce Campbell
                                            Telephone: 401-232-7670
                                            Facsimile: 401-232-7890

                  With a copy to:           Edwards & Angell, LLP
                  (which shall not          One BankBoston Plaza
                  constitute notice)        Providence, RI 02903-2499
                                            Attention: Susan Keller, Esq.
                                            Telephone: (401) 274-9200
                                            Facsimile: (401) 276-6611

                  If to Buyer:              Uvex Safety Manufacturing, Inc.
                                            10 Thurber Boulevard
                                            Smithfield, Rhode Island 02917
                                            Attention: Winfield W. Major, Esq.
                                            Telephone: (401) 233-0333
                  Facsimile:                (401) 232-2230

With a copy to:   Edwards & Angell, LLP
                  (which shall not          One BankBoston Plaza
                  constitute notice)        Providence, RI 02903-2499
                                            Attention: Susan Keller, Esq.
                                            Telephone: (401) 274-9200
                                            Facsimile: (401) 276-6611

Notwithstanding the foregoing, any notices delivered by one party to the other party under Article IV hereof shall be deemed given on the date and time of posting if transmitted by United States mail, postage prepaid, registered or certified mail, return receipt requested, to the respective addresses set forth above. Buyer's counsel may deliver any notice under Article IV on behalf of Buyer.


                                   ARTICLE XI

                                  RISK OF LOSS

         Section 11.01. MINOR DAMAGE. Subject to the terms and conditions of the Lease, in the event of "minor" loss or damage being defined for the purpose of this Agreement as damage to the Property such that the Property could be repaired or restored, in the opinion of an architect mutually acceptable to Seller and Buyer (with any fees, costs or expenses pertaining to such opinion to be borne equally by Buyer and Seller), to a condition substantially identical to that of the Property immediately prior to the event of damage at a cost equal to or less than Fifty Thousand and 00/100 Dollars ($50,000.00), neither Seller nor Buyer shall have the right to terminate this Agreement due to such damage but Seller shall, at Buyer's option as expressed to Seller in writing, either (a) reduce the Purchase Price by an amount equal to the cost to repair such damage, or (b) repair and restore the damaged portion of the Property to a condition substantially identical to that which existed immediately prior to the occurrence of such damage and in either such event Seller shall retain all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies relating to the Property. If Buyer elects to have Seller repair and restore the damaged portion of the Property, Seller shall act promptly and diligently to complete such repairs in a good and workmanlike manner and shall complete such repairs prior to the Closing if reasonably possible. If it is not reasonably possible to complete such repairs prior to the Closing, Seller shall complete such repairs as soon as reasonably possible, and the Closing shall be extended for a reasonable period of time to allow completion of any such repairs.

         Section 11.02. MAJOR DAMAGE. Subject to the terms and conditions of the Lease, in the event of a "major" loss or damage (being defined as any loss or damage which is not "minor" as defined herein above), Buyer shall have the option of terminating this Agreement by written notice to Seller, in which event Seller and Buyer shall thereupon be released from any and all liability hereunder and Seller shall reimburse Buyer for Buyer's Environmental Costs and any and all of Buyer's out-of-pocket expenses. If Buyer elects not to terminate this Agreement, Buyer and Seller shall proceed with the Closing, provided Seller shall assign all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies relating to the Property, and Buyer shall receive a credit against the Purchase Price in an amount equal to the aggregate amount of any deductible(s) under the insurance policies assigned to Buyer, plus any costs to repair any such major damage not covered by insurance.

         Section 11.03. CONDEMNATION. If before the Closing any condemnation or eminent domain proceeding is threatened or initiated against all or any portion of the Property and, in the reasonable opinion of Buyer, such condemnation or eminent domain proceeding would materially interfere with the current use of the Property, then Buyer may terminate this Agreement upon written notice to Seller and Seller and Buyer shall thereupon be released from any and all further liability hereunder and the parties shall have no further obligation to each other. If Buyer does not elect to terminate this Agreement within ten (10) business days after receipt of written notice of the commencement of any such proceedings, or if, in the reasonable opinion of Buyer, such condemnation or eminent domain proceedings would not materially interfere with Buyer's proposed use of the Property, the Closing shall take place as provided herein and Seller shall assign to Buyer at the Closing all rights and interest of Seller in and to any condemnation awards payable or to become payable on account of such condemnation or eminent domain proceedings.


                                   ARTICLE XII

                                  MISCELLANEOUS

         Section 12.01. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns. Without being relieved of any liability under this Agreement, Buyer reserves the right to take title to the Property in a name or nominee or assignee other than Buyer.

         Section 12.02. AMENDMENTS AND TERMINATION. Except as otherwise provided herein, this Agreement may be amended or modified by, and only by, a written instrument executed by Seller and Buyer.

         Section 12.03. CONTINUATION AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties by the respective parties contained herein or made in writing pursuant to this Agreement are intended to and shall remain true and correct as of the time of

Closing, shall be deemed to have been repeated as of the Closing and shall be deemed to be material. Certain of such representations and warranties shall survive the execution and delivery of this Agreement, the delivery and recording of the Deed and transfer of title as set forth in Section 9.01 hereof.

         Section 12.04. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island.

         Section 12.05. MERGER OF PRIOR AGREEMENTS. Except for the Lease, which shall be terminated upon the Closing, this Agreement supersedes all prior written or oral agreements and understandings between the parties hereto relating to the subject matter hereof.

         Section 12.06. TIME OF ESSENCE. Time is of the essence to both Seller and Buyer in the performance of this Agreement, and they have agreed that strict compliance by both of them is required as to any date and/or time set out herein, including, without limitation, the dates and times set forth in Article IV of this Agreement. If the final day of any period of time set out in any provision of this Agreement falls upon a Saturday, Sunday or a legal holiday under the laws of the State of Rhode Island, then and in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

         Section 12.07. CONFIDENTIALITY. Seller shall use reasonable efforts to keep the identity of Buyer confidential and shall not reproduce or distribute this Agreement or the information contained herein.

         Section 12.08. COUNTERPARTS. This Agreement may be executed in identical counterparts, each of which, when construed together, shall be deemed an original hereof.

         Section 12.09 RAW LAND. The Buyer acknowledges that portions of the Real Property are "raw land" and that no percolation tests have been performed on the Real Property and that the Real Property has not been certified for development nor approved by the Department of Environmental Management as suitable for on-site disposal of sanitary sewage and by signing the Agreement, the Buyer acknowledges such facts as are required in Chapter 19.5 of Title 23 of the General Laws of Rhode Island.

         Section 12.10 NON-RESIDENT WITHHOLDING TAX. Seller has represented that it is a corporation organized and existing under the laws of the State of Rhode Island and that it is resident in Rhode Island. However, if the Seller is a not resident of the State of Rhode Island or will not be residents at the time of the Closing, the Buyer must withhold six (6) percent of the total payment to the Sellers (9% if the Sellers are a corporation), in accordance with R.I.G.L.
Section 44-30-71.3, as same may be amended from time to time, and pay such amount to the Division of Taxation as a non-resident withholding tax. In order to have such tax based on gain rather than net proceeds of sale, the Seller must submit an election from to the Division of Taxation at least twenty (20) days prior to Closing. The Seller agrees to pay the entire amount of such tax found to be due at or after the Closing, whether or not such tax was correctly calculated at the Closing, it being understood that the tax shall not exceed the amount of net proceeds to the Seller. This shall survive the transfer of title to the Property.

IN WITNESS WHEREOF, this Agreement has been executed by Buyer and Seller as of the day and year first above written.

                           Seller:

                           Uvex Winter Optical, Inc.


                           By: R. Winter
                               Name:  R. Winter
                               Title: _______________________________


                           Buyer:

                           Uvex Safety Manufacturing, Inc.


                           By: /s/ Walter Stepan           /s/ Philip B. Barr
                               Name: Walter Stepan         Philip B. Barr
                               Title: Chairman & CEO       Vice Chairman,
                                                           Secretary & Treasurer